EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT


Digital Telecommunication Systems / ZWUT
Warsaw, Poland
90% Owned

Polish Microwave Incorporated
Texas
100% Owned

Telereunion, Inc.
Delaware
100% Owned

Vextro de Mexico S.A. de C.V.
Mexico City, Mexico
97% Owned by Telereunion, Inc.

Servicios Corporativos Vextro, S.A. de C.V.
Mexico City, Mexico
97% Owned by Telereunion, Inc.

Telscape USA, Inc.
Texas
100% Owned